Core-Mark Announces Second Quarter 2018 Financial Results

•	Net Income Increased 59.4% to $11.0 Million; Adjusted EBITDA(1) Increased 40.9% to $42.4 Million

•	Net Sales Increased 11.2% to $4.2 Billion

•	2018 Guidance Reaffirmed

•	Announced $0.10 Dividend Payable September 14, 2018

SOUTH SAN FRANCISCO, California - August 7, 2018 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2018.

“We closed out a solid second quarter led by strong sales growth, improved operational performance and bottom line results headed in the right direction. Our most significant contributions came from gains in non-cigarette sales, improved performance in our warehouses and new market share wins,” said Scott McPherson, President and Chief Executive Officer. “While we still have more work to do to return performance to the levels Core-Mark is capable of, we are making good progress toward our goals.  We have entered the important summer season in a good position, giving us confidence in our financial guidance for 2018.”

Second Quarter Results

Net sales increased 11.2% to $4.2 billion for the second quarter of 2018 compared to $3.8 billion for the same period in 2017. The net sales increase was due primarily to the contributions from the acquisition of Farner-Bocken Company, which was completed on July 10, 2017, the addition of Walmart Inc. and incremental non-cigarette sales to existing customers. Non-cigarette sales increased 22.0% as the Company gained additional net market share and increased its non-cigarette sales to existing customers. Non-cigarette sales expanded to 32.7% of total net sales for the second quarter of 2018 compared to 29.8% of total net sales for the same period in 2017.

Sales of the Candy category grew 30.3%, driven by Walmart Inc., while Health, Beauty & General sales increased 36.0%, benefiting from the increasing usage of alternative nicotine delivery products. In addition, sales in the Food and Fresh categories increased 17.5% and 18.4%, respectively, compared to the same period in 2017. Cigarette sales grew 6.6% and benefited from a 3.3% increase in the average sales price per carton, which was offset by a 4.0% decline in carton volume.

Gross profit in the second quarter of 2018 increased 16.6% to $216.9 million compared to $186.1 million for the same period in 2017. The increase in gross profit was driven primarily by net market share gains and an increase in sales to existing customers. Gross profit margin increased 23 basis points to 5.13% of total net sales during the second quarter of 2018 from 4.90% for the same period in 2017, driven primarily by the shift in sales mix toward higher margin non-cigarette items. Remaining gross profit, a non-GAAP financial measure, increased 16.8% to $220.3 million from $188.6 million.

______________________________________
Note (1): See below for the "Reconciliation of Net Income to Adjusted EBITDA."

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2018		2017
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$216.9	5.1%	$186.1	4.9%	16.6%
Cigarette inventory holding gains	(3.5)	(0.1)%	(0.9)	—%
Other tobacco products (OTP) tax refunds	—	—%	(1.2)	—%
LIFO expense	6.9	0.2%	4.6	0.1%
Remaining gross profit (Non-GAAP)	$220.3	5.2%	$188.6	5.0%	16.8%

The Company’s operating expenses for the second quarter of 2018 were $198.6 million compared to $174.0 million for the same period in 2017, with Farner-Bocken expenses accounting for $17.2 million of the $24.6 million increase. The remainder of the increase in operating expenses was due primarily to sales volume growth. Operating expenses as a percentage of net sales increased to 4.7% for the second quarter of 2018 compared to 4.6% for the second quarter of 2017 due primarily to the shift in sales mix to non-cigarette products, which have lower price points than cigarettes.

Net income was $11.0 million for the second quarter of 2018 compared to net income of $6.9 million for the same period in 2017, a 59.4% increase. Adjusted EBITDA, a non-GAAP financial measure, increased 40.9% to $42.4 million for the second quarter of 2018 compared to $30.1 million for the second quarter of 2017. This improvement was driven by Farner-Bocken, increased non-cigarette sales to existing customers and operational improvements.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2018	2017	% Change

Net income	$11.0	$6.9	59.4%
Interest expense, net (1)	3.4	2.0
Provision for income taxes	4.4	4.3
Depreciation and amortization	14.7	12.2
LIFO expense	6.9	4.6
Stock-based compensation expense	2.5	1.2
Foreign currency transaction gains, net	(0.5)	(1.1)
Adjusted EBITDA (Non-GAAP)	$42.4	$30.1	40.9%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.24 for the second quarter of 2018 compared to Diluted EPS of $0.15 for the second quarter of 2017. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.35 for the second quarter of 2018 compared to $0.21 for the second quarter of 2017. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

First Six Months of 2018

Net sales increased 10.0% to $8.0 billion for the first six months of 2018 compared to $7.3 billion for the same period in 2017. Non-cigarette sales increased 23.2% while cigarette sales increased 4.4%. Non-cigarette sales were 33.0% of total net sales for the first six months of 2018 compared to 29.5% of total net sales for the same period in 2017.

The increase in non-cigarette sales was driven primarily by net market share gains including Walmart Inc. and Farner-Bocken and incremental non-cigarette sales to existing customers. The addition of Walmart Inc. was the primary driver of the 42.3% increase in the Candy category. The Health, Beauty & General category sales increased 32.1%, benefiting from the increasing usage of alternative nicotine delivery products. In addition, sales in the Food and Fresh categories increased 17.2% and 16.1%, respectively, compared to the same period in 2017. The increase in cigarette sales was driven primarily by the addition of carton sales from Farner-Bocken and a 5.3% increase in the average sales price per carton, offset by an 8.3% carton sales decrease for the remaining business.

Gross profit in the first half of 2018 increased 15.7% to $416.7 million from $360.1 million for the same period in 2017. Gross profit margin increased 26 basis points to 5.19% for the six months ended June 30, 2018 from 4.93% for the same period in 2017, driven primarily by a shift towards non-cigarette products which have higher margins. Remaining gross profit increased 16.3% from $360.2 million to $418.9 million for the six months ended June 30, 2018.

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2018		2017
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$416.7	5.2%	$360.1	4.9%	15.7%
Cigarette inventory holding gains	(10.6)	(0.2)%	(7.5)	(0.1)%
Other tobacco products (OTP) tax refunds	—	—%	(1.2)	—%
LIFO expense	12.8	0.2%	8.8	0.1%
Remaining gross profit (Non-GAAP)	$418.9	5.2%	$360.2	4.9%	16.3%

The Company’s operating expenses for the first six months of 2018 were $396.8 million compared to $345.8 million for the same period in 2017, with Farner-Bocken expenses accounting for $37.6 million of the $51.0 million increase. The remainder of the increase in operating expenses was due primarily to sales volume growth. Operating expenses as a percentage of net sales increased to 4.9% for the first half of 2018 compared to 4.7% for the first half of 2017 due to the shift in sales mix to non-cigarette products, which have lower price points than cigarettes.

Net income was $9.7 million for the first six months of 2018 compared to net income of $9.0 million for the same period in 2017, an 8% increase. Adjusted EBITDA, a non-GAAP financial measure, was $66.7 million for the first half of 2018 compared to $49.7 million for the first half of 2017, a 34% increase. Adjusted EBITDA benefited from the Farner-Bocken acquisition, the shift in sales mix and operational improvements.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2018	2017	% Change

Net income	$9.7	$9.0	7.8%
Interest expense, net (1)	7.2	3.9
Provision for income taxes	3.9	3.1
Depreciation and amortization	29.6	24.3
LIFO expense	12.8	8.8
Stock-based compensation expense	4.4	2.3
Foreign currency transaction gains, net	(0.9)	(1.7)
Adjusted EBITDA (Non-GAAP)	$66.7	$49.7	34.2%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.21 for the first six months of 2018 compared to Diluted EPS of $0.20 for the same period in 2017. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.42 for the first six months of 2018 compared to $0.32 for the same period in 2017. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

Dividend

Core-Mark also announced today that its Board of Directors has approved a $0.10 cash dividend per common share. The dividend is payable on September 14, 2018 to stockholders of record as of the close of business on August 28, 2018.

Guidance for 2018

The Company reaffirms its guidance for the full year of 2018. Annual net sales for 2018 are expected to be between $16.6 billion and $16.8 billion. Diluted EPS for the year are estimated to be between $0.84 and $1.00 and Diluted EPS excluding LIFO expense are expected to be between $1.13 to $1.29. The Company expects Adjusted EBITDA to be between $157.0 million and $167.0 million. Key assumptions include $18 million in LIFO expense, a 25% tax rate and 46.4 million fully diluted shares outstanding. The Company's projections include cigarette inventory holding gains, but do not include any other significant holding gains. Capital expenditures for 2018 are expected to be approximately $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, August 7, 2018 at 9:00 a.m. Pacific time during which management will review the results of the second quarter of 2018. The call may be accessed by dialing 1-800-588-4973 using the code 47275643. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 45,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, big box & supercenter stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations, 650-589-9445 x 3027 or at mdraper@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2018” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2018 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; declining cigarette sales volumes; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is August 7, 2018, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$33.2	$41.6
Accounts receivable, net of allowance for doubtful accounts of $6.8 and $7.3 as of June 30, 2018 and December 31, 2017, respectively	462.8	442.3
Other receivables, net	83.1	94.4
Inventories, net	504.4	689.1
Deposits and prepayments	151.5	108.0
Total current assets	1,235.0	1,375.4
Property and equipment, net	237.5	249.0
Goodwill	72.8	72.8
Other intangible assets, net	55.3	59.1
Other non-current assets, net	27.2	26.2
Total assets	$1,627.8	$1,782.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$224.4	$169.9
Book overdrafts	45.4	45.3
Cigarette and tobacco taxes payable	245.5	304.5
Accrued liabilities	127.7	124.8
Total current liabilities	643.0	644.5
Long-term debt	363.3	512.9
Deferred income taxes	28.0	27.4
Other long-term liabilities	16.8	16.2
Claims liabilities	28.8	26.3
Total liabilities	1,079.9	1,227.3
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 and 100,000,000 shares authorized, 52,509,932 and 52,397,668 shares issued; 45,921,165 and 46,165,009 shares outstanding at June 30, 2018 and December 31, 2017, respectively)	0.5	0.5
Additional paid-in capital	279.6	276.8
Treasury stock at cost (6,588,767 and 6,232,659 shares of common stock at June 30, 2018 and December 31, 2017, respectively)	(82.6)	(75.1)
Retained earnings	356.5	355.1
Accumulated other comprehensive loss	(6.1)	(2.1)
Total stockholders’ equity	547.9	555.2
Total liabilities and stockholders’ equity	$1,627.8	$1,782.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$4,226.5	$3,800.7	$8,032.4	$7,304.9
Cost of goods sold	4,009.6	3,614.6	7,615.7	6,944.8
Gross profit	216.9	186.1	416.7	360.1
Warehousing and distribution expenses	134.3	118.0	266.6	232.7
Selling, general and administrative expenses	61.7	54.2	125.1	109.5
Amortization of intangible assets	2.6	1.8	5.1	3.6
Total operating expenses	198.6	174.0	396.8	345.8
Income from operations	18.3	12.1	19.9	14.3
Interest expense, net	(3.4)	(2.0)	(7.2)	(3.9)
Foreign currency transaction gains, net	0.5	1.1	0.9	1.7
Income before income taxes	15.4	11.2	13.6	12.1
Provision for income taxes	(4.4)	(4.3)	(3.9)	(3.1)
Net income	$11.0	$6.9	$9.7	$9.0

Basic and diluted net income per common share (1)	$0.24	$0.15	$0.21	$0.20

Basic weighted-average shares	46.0	46.3	46.1	46.3

Diluted weighted-average shares	46.1	46.4	46.2	46.4

Dividends declared and paid per common share	$0.10	$0.09	$0.20	$0.18

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities:
Net income	$9.7	$9.0
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	13.1	8.8
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	4.4	2.3
Bad debt expense, net	1.4	0.4
Loss on disposals	0.4	—
Depreciation and amortization	29.6	24.3
Foreign currency gains, net	(0.9)	(1.7)
Deferred income taxes	0.6	0.6
Changes in operating assets and liabilities:
Accounts receivable, net	(27.4)	(46.8)
Other receivables, net	11.1	16.6
Inventories, net	167.6	60.0
Deposits, prepayments and other non-current assets	(46.7)	(17.3)
Accounts payable	55.0	66.1
Cigarette and tobacco taxes payable	(56.6)	(1.8)
Claims, accrued and other long-term liabilities	7.6	(12.9)
Net cash provided by operating activities	169.3	108.0
Cash flows from investing activities:
Additions to property and equipment, net	(9.2)	(30.8)
Capitalization of software and related development costs	(1.2)	(2.8)
Net cash used in investing activities	(10.4)	(33.6)
Cash flows from financing activities:
Borrowings under revolving credit facility	867.5	616.2
Repayments under revolving credit facility	(1,015.7)	(731.7)
Payments of financing costs	—	(1.8)
Payments on capital leases	(1.3)	(1.0)
Dividends paid	(9.3)	(8.4)
Repurchases of common stock	(7.5)	—
Tax withholdings related to net share settlements of restricted stock units	(1.4)	(3.6)
Increase in book overdrafts	0.1	56.9
Net cash used in financing activities	(167.6)	(73.4)
Effects of changes in foreign exchange rates	0.3	(1.6)
Change in cash and cash equivalents	(8.4)	(0.6)
Cash and cash equivalents, beginning of period	41.6	41.7
Cash and cash equivalents, end of period	$33.2	$41.1
Supplemental disclosures:
Cash received (paid) during the period for:
Income taxes, net	$9.9	$(10.3)
Interest, net	$(5.9)	$(3.1)
Non-cash capital lease obligations incurred	$0.1	$0.6
Unpaid property and equipment purchases included in accrued liabilities	$1.1	$4.1
Non-cash adjustment between accounts receivable and accrued liabilities	$4.2	$—

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2018 (a)(b)	2017 (a)(b)	% Change	2018 (a)(b)	2017 (a)(b)	% Change
Net income	$11.0	$6.9	59.4%	$9.7	$9.0	7.8%
Diluted shares	46.1	46.4		46.2	46.4
Diluted EPS	$0.24	$0.15	60.0%	$0.21	$0.20	5.0%
LIFO expense	0.11	0.06		0.21	0.12
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.35	$0.21	66.7%	$0.42	$0.32	31.3%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.06	$0.01		$0.17	$0.10
Business expansion and integration costs (2)	—	(0.03)		—	(0.05)
Net OTP tax items (3)	—	0.01		—	0.01
Legal settlement (4)	(0.02)	—		(0.02)	—
Interest expense, net (5)	(0.05)	(0.03)		(0.12)	(0.05)
Foreign exchange gains (6)	0.01	0.01		0.02	0.02
Tax items (7)	—	—		—	0.03
Tax rate differential (8)	—	0.03		—	0.03

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 25.8% for the three and six months ended June 30, 2018 versus 38.8% for the same periods in 2017.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $3.5 and $10.6 million for the three and six months ended June 30, 2018 versus $0.9 and $7.5 million the three and six months ended June 30, 2017.
(2) Business expansion and integration costs
During the three and six months ended June 30, 2017, the Company incurred $2.4 and $3.6 million in identifiable business and integration expenses due primarily to the onboarding of Walmart Inc. and the acquisition of Farner-Bocken Company.

(3) Net OTP tax items
During the three and six months ended June 30, 2017, the Company recognized other tobacco products tax items, net of fees, of $1.0 million related to prior years' taxes.
(4) Legal settlement
The Company recognized a legal settlement of $1.0M during the three and six months ended June 30, 2018.
(5) Interest expense, net
Interest expense, net was $3.4 and $7.2 million for the three and six months ended June 30, 2018 versus $2.0 and $3.9 million for the three and six months ended June 30, 2017.
(6) Foreign exchange gains
Foreign exchange gains were $0.5 and $0.9 million for the three and six months ended June 30, 2018 versus $1.1 and $1.7 million for the three and six months ended June 30, 2017.
(7) Tax items
During the six months ended, June 30, 2017, the Company recognized an income tax benefit of $1.5 million related to the excess tax benefit from share-based award payments under ASU 2016-09, which the Company implemented in the first quarter of 2017.

(8) Tax rate differential
As a result of the Tax Cuts and Jobs Act, the Company's tax rate reduced to approximately 25.8% for the current periods presented, compared to approximately 38.8% for prior periods presented. If the reduced rate had been effective in the prior periods, the Company would have benefited by approximately $1.5 and $1.6 million for the three and six months ended June 30, 2017.